Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com
KIMBERLY-CLARK ANNOUNCES YEAR-END 2017 RESULTS, 2018 OUTLOOK, NEW GLOBAL RESTRUCTURING AND MULTI-YEAR COST SAVINGS TARGET
DALLAS, January 23, 2018-Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2017 results and provided its 2018 outlook. The company also announced a new global restructuring initiative and established a multi-year savings target for its ongoing cost savings program.
Executive Summary

•	Fourth quarter 2017 net sales of $4.6 billion increased 1 percent compared to the year-ago period and full-year 2017 net sales of $18.3 billion rose slightly.

•	Diluted net income per share for the fourth quarter was $1.75 in 2017 and $1.40 in 2016. Full-year diluted net income per share was $6.40 in 2017 and $5.99 in 2016.

•	Fourth quarter adjusted earnings per share were $1.57 in 2017 and $1.45 in 2016. Adjusted earnings per share exclude certain items described later in this news release.

•	Full-year adjusted earnings per share were $6.23 in 2017, up 3 percent compared to $6.03 in 2016. The company’s previous guidance was for earnings at the low end of the $6.20 to $6.35 range.

•	The company has established a cost savings target of more than $1.5 billion over the 2018 to 2021 time period from its ongoing FORCE (Focused On Reducing Costs Everywhere) program.

•
In addition, the company announced a new 2018 Global Restructuring Program to reduce the company’s structural cost base by streamlining and simplifying its manufacturing supply chain and overhead organization. The restructuring is expected to generate annual cost savings of $500 to $550 million by the end of 2021 and accelerate the company’s return to delivering its long-term growth objectives over time.

•
Net sales in 2018 are expected to increase 1 to 2 percent. Diluted net income per share for 2018 is anticipated to be $3.90 to $4.50, including charges related to the restructuring. Adjusted earnings per share in 2018 are expected to be $6.90 to $7.20, a year-on-year increase of approximately 11 to 16 percent.

•	The company’s Board of Directors has approved a 3.1 percent increase in the quarterly dividend for 2018, which is the 46th consecutive annual increase in the dividend.
Chairman and Chief Executive Officer Thomas J. Falk said, “In 2017, we delivered bottom-line growth in a challenging environment. We also achieved all-time record FORCE cost savings of $450 million and reduced discretionary spending to help offset inflationary cost headwinds. In addition, we returned $2.3 billion to shareholders through dividends and share repurchases.”
Falk continued, “Although we expect market conditions will remain challenging in the near-term, we plan to deliver better results in 2018 while we begin to implement our new restructuring. We expect organic sales to return to growth while improving our margins and delivering double-digit growth in adjusted earnings per share. In addition, we will increase investments in our brands, our growth initiatives and the capabilities we need for long-term success. We will also continue to allocate capital in shareholder-friendly ways.”
Falk concluded, “We believe that, over time, our 2018 Global Restructuring Program will accelerate our return to delivering on our long-term growth objectives. This is the biggest restructuring we have undertaken since the introduction of our Global Business Plan in 2003, and it will make our company leaner, stronger and faster. The changes we are making will improve our underlying profitability, provide more flexibility to invest in growth opportunities and help us compete even more effectively. At the same time, we are expecting our ongoing FORCE program to continue to deliver significant results and are making that clear by establishing a multi-year commitment for this program. Combined, our restructuring and FORCE programs will generate more than $2 billion of total cost savings over the next four years, giving us substantial funds to drive profitable growth. Today’s announcement is the latest example of Kimberly-Clark’s proactive and strategic approach to improving our business so we can win in the marketplace and create long-term shareholder value.”
Fourth Quarter 2017 Operating Results
Sales of $4.6 billion in the fourth quarter of 2017 were up 1 percent compared to the year-ago period. Changes in foreign currency exchange rates benefited sales by more than 1 percent. Organic sales fell about 1 percent, as lower net selling prices of 2 percent were partially offset by improved product mix of 1 percent and slightly higher volumes. In North America, organic sales were down 3 percent in consumer products and up 1 percent in K-C Professional. Outside North America, organic sales increased 4 percent in developing and emerging markets but fell 3 percent in developed markets.
Fourth quarter operating profit was $812 million in 2017 and $839 million in 2016. Fourth quarter adjusted operating profit was $836 million in 2017 and $859 million in 2016. The year-over-year comparison was impacted by lower net selling prices and $130 million of higher input costs, driven by increases in pulp and other raw materials. Results benefited from favorable volumes and product mix, $95 million of cost savings from the company’s FORCE program and reduced marketing, research and general spending.
The fourth quarter effective tax rate was 19.2 percent in 2017 and 35.7 percent in 2016. The rate in 2017 included a net benefit as a result of U.S. tax reform and related activities. The fourth quarter adjusted effective tax rate was 29.7 percent in 2017 and 35.4 percent in 2016.

Kimberly-Clark’s share of net income of equity companies in the fourth quarter was $25 million in 2017 and $29 million in 2016. At Kimberly-Clark de Mexico, results were impacted by higher input costs, partially offset by benefits from sales growth and cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter was $863 million in 2017 and $871 million in 2016. Full-year cash provided by operations was $2,929 million in 2017 compared to $3,232 million in 2016. The decline was in line with expectations and driven by higher tax payments. Capital spending for the fourth quarter was $190 million in 2017 and $189 million in 2016. Full-year spending was $785 million in 2017 and $771 million in 2016.
Fourth quarter 2017 share repurchases were 0.9 million shares at a cost of $100 million, bringing full-year repurchases to 7.2 million shares at a cost of $900 million. Total debt was $7.4 billion at the end of 2017 and $7.6 billion at the end of 2016.
FORCE Cost Savings Target
The company has established a four-year cost savings target of more than $1.5 billion from its ongoing FORCE program over the 2018 to 2021 time period. The savings will further enhance the company’s ability to invest in growth opportunities, offset headwinds and improve gross margin. The savings will be achieved through a continued focus on improving productivity at manufacturing facilities, optimizing raw material and product design costs, generating benefits from procurement activities and improving distribution efficiencies.
2018 Global Restructuring Program - Overview
The 2018 Global Restructuring Program is expected to reduce Kimberly-Clark’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. The program will make Kimberly-Clark’s overhead organization structure and manufacturing supply chain less complex and more efficient. Over time, the program is expected to accelerate the company’s return to delivering sales and earnings growth in line with its Global Business Plan objectives and further enhance long-term shareholder value.
The company expects the program will generate annual pre-tax cost savings of $500 to $550 million by the end of 2021. Savings will be driven by workforce reductions, which are anticipated to be in a range of 5,000 to 5,500 (12 to 13 percent of current headcount), along with manufacturing supply chain efficiencies. The program is expected to broadly impact all of the company’s business segments and organizations in each major geography. The savings are incremental to the company’s ongoing FORCE cost savings program.
The company expects to close or sell approximately 10 manufacturing facilities and expand production capacity at several others to improve overall scale and cost. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales. The sales are concentrated in the consumer tissue business segment.

To implement the restructuring program, the company expects total cash spending of $1,500 to $1,700 million by the end of 2020, consisting of $900 to $1,000 million in pre-tax cash restructuring charges and approximately $600 to $700 million in incremental capital spending.
The company also expects to incur non-cash restructuring charges of $800 to $900 million pre-tax by the end of 2020, making the total expected restructuring charges $1,700 to $1,900 million pre-tax ($1,350 to $1,500 million after-tax). Restructuring charges in 2018 are anticipated to be $1,200 to $1,350 million pre-tax ($950 to $1,050 million after tax). The company will exclude the restructuring charges when it reports adjusted results in future periods.
Fourth Quarter 2017 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.3 billion were up 1 percent. Volumes increased 2 percent and product mix improved 1 percent, while net selling prices fell 3 percent. In addition, changes in currency rates and the acquisition of the company’s joint venture in India each benefited sales by less than 1 percent. Fourth quarter operating profit of $483 million decreased 2 percent. The comparison was impacted by lower net selling prices and input cost inflation. Results benefited from volume growth, improved product mix, cost savings and reduced marketing, research and general spending.
Sales in North America decreased 2 percent. Net selling prices declined 4 percent, including higher promotion spending in most categories, while volumes increased 2 percent. Adult care volumes rose mid-single digits, led by gains on the Poise brand. Total volumes in infant and child care were up low-single digits, driven by growth in Pull-Ups training pants.
Sales in developing and emerging markets increased 7 percent. Volumes increased 4 percent and product mix improved 3 percent, while net selling prices were down 3 percent. In addition, the acquisition of the company’s joint venture in India benefited sales by 2 percent and currency rates were favorable by 1 percent. The volume increase was driven by gains in Latin America, primarily Argentina and Brazil, and in Eastern Europe.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 5 percent, despite a 2 point benefit from favorable currency rates. Volumes were down 7 percent, driven by South Korea. Net selling prices fell 2 percent, offset by improved product mix.
Consumer Tissue Segment
Fourth quarter sales of $1.5 billion decreased 1 percent. Volumes and net selling prices each fell 1 percent, while currency rates were favorable by less than 2 percent. Fourth quarter operating profit of $258 million decreased 13 percent. The comparison was impacted by lower sales and input cost inflation, partially offset by cost savings and reduced marketing, research and general spending.
Sales in North America decreased 4 percent. Volumes were down 2 percent, driven by lower bathroom tissue volumes. Net selling prices fell 2 percent, reflecting increased promotion spending.

Sales in developing and emerging markets increased 4 percent, including a 2 point benefit from favorable currency rates. Volumes increased 3 percent, while the combined impact of changes in net selling prices and product mix reduced sales by 1 percent.
Sales in developed markets outside North America increased more than 3 percent, including an approximate 5 point impact from favorable currency rates. Volumes declined 3 percent, primarily in Western/Central Europe, while the combined impact of changes in net selling prices and product mix benefited sales by 2 percent.
K-C Professional (KCP) Segment
Fourth quarter sales of $0.8 billion increased 3 percent. Changes in currency rates benefited sales by 2 percent and volumes increased 1 percent. Fourth quarter operating profit of $151 million increased 3 percent. The comparison benefited from volume growth, cost savings and lower marketing, research and general spending, mostly offset by input cost inflation.
Sales in North America increased 1 percent. Volumes were up 1 percent, including growth in safety and other product categories.
Sales in developing and emerging markets increased 6 percent, including a 3 point benefit from currency rates. Volumes were up 3 percent, primarily in China and Latin America.
Sales in developed markets outside North America were up 6 percent. Currency rates were favorable by 5 percent and product mix improved 1 percent.
Full Year 2017 Results
Sales of $18.3 billion were up slightly compared to the year-ago period. Changes in foreign currency exchange rates benefited sales by less than 1 percent. Organic sales were similar year-on-year, as volumes increased about 1 percent and product mix improved slightly, while net selling prices fell more than 1 percent. In North America, organic sales were down 2 percent in consumer products and similar year-on-year in K-C Professional. Outside North America, organic sales increased 3 percent in developing and emerging markets but fell 3 percent in developed markets.
Operating profit was $3,299 million in 2017 and $3,317 million in 2016. Adjusted operating profit was $3,323 million in 2017 and $3,341 million in 2016. Results were impacted by lower net selling prices and $355 million of higher input costs. The comparison benefited from volume growth, $450 million of FORCE cost savings and lower marketing, research and general spending.
Diluted net income per share was $6.40 in 2017 and $5.99 in 2016. Adjusted earnings per share of $6.23 in 2017 increased 3 percent compared to $6.03 in 2016.
2018 Outlook and Key Planning Assumptions
The company’s key planning and guidance assumptions for 2018 are as follows:

•	Net sales increase of 1 to 2 percent.

•	Organic sales are expected to increase approximately 1 percent, driven by higher volumes. Changes in net selling prices and product mix are expected to be similar, or up slightly, year-on-year.

•
Changes in foreign currency exchange rates are anticipated to have a neutral to 1 percent positive impact on net sales, and the acquisition of the company’s joint venture in India should benefit sales slightly.

•	Adjusted operating profit growth of 2 to 5 percent.

•	Cost savings of approximately $400 million from the FORCE program and $50 to $70 million from the 2018 Global Restructuring Program.

•
Inflation in key cost inputs of $300 to $400 million. A majority of the inflation is anticipated to occur in international markets. In North America, the company is assuming market prices of $1,050 to $1,100 per metric ton for eucalyptus pulp and mid-$50’s to low-$60’s per barrel for oil.

•	Interest expense down approximately 20 percent, including benefits from redeeming, in December 2017, $500 million of notes originally due in late 2018.

•	Adjusted effective tax rate of 23 to 26 percent.

•	Net income from equity companies similar, or up slightly, year-on-year.

•	Adjusted earnings per share of $6.90 to $7.20, up approximately 11 to 16 percent compared to $6.23 in 2017.

•	Capital spending of approximately $1.1 billion.

•
Dividend increase of 3.1 percent (approved by the Board of Directors and mentioned previously in this release). The quarterly dividend will increase to $1.00 per share, up from $0.97 per share in 2017. The first dividend will be payable on April 3, 2018 to stockholders of record on March 9, 2018.

•	Share repurchases between $0.7 and $0.9 billion, subject to market conditions.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2018 Global Restructuring Program. Mentioned elsewhere in this release.

•	U.S. tax reform. In the fourth quarter of 2017, the company recognized a net benefit as a result of U.S. tax reform and related activities.

•	2014 Organization Restructuring. In October 2014, the company initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. As a result, the company recognized restructuring charges in 2014, 2015 and 2016.

•
Venezuelan operations. In the second quarter of 2016, the company recorded a modest amount of income related to an updated assessment of the impact of deconsolidating the company’s Venezuelan business at the end of 2015.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and acquisitions and divestitures also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 146-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports

on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2016 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended December 31
	2017	2016	Change
Net Sales	$4,582	$4,544	+1%
Cost of products sold	2,984	2,866	+4%
Gross Profit	1,598	1,678	-5%
Marketing, research and general expenses	759	821	-8%
Other (income) and expense, net	27	18	+50%
Operating Profit	812	839	-3%
Interest income	3	2	+50%
Interest expense	(72)	(81)	-11%
Income Before Income Taxes and Equity Interests	743	760	-2%
Provision for income taxes	(143)	(271)	-47%
Income Before Equity Interests	600	489	+23%
Share of net income of equity companies	25	29	-14%
Net Income	625	518	+21%
Net income attributable to noncontrolling interests	(8)	(13)	-38%
Net Income Attributable to Kimberly-Clark Corporation	$617	$505	+22%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.76	$1.41	+25%
Diluted	$1.75	$1.40	+25%

Cash Dividends Declared	$0.97	$0.92	+5%

Common Shares Outstanding	December 31
	2017	2016
Outstanding shares as of	351.1	356.6
Average diluted shares for three months ended	353.4	359.6

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2017	2016	Change
Net Sales	$18,259	$18,202	—
Cost of products sold	11,706	11,551	+1%
Gross Profit	6,553	6,651	-1%
Marketing, research and general expenses	3,227	3,326	-3%
Other (income) and expense, net	27	8	N.M.
Operating Profit	3,299	3,317	-1%
Interest income	10	11	-9%
Interest expense	(318)	(319)	—
Income Before Income Taxes and Equity Interests	2,991	3,009	-1%
Provision for income taxes	(776)	(922)	-16%
Income Before Equity Interests	2,215	2,087	+6%
Share of net income of equity companies	104	132	-21%
Net Income	2,319	2,219	+5%
Net income attributable to noncontrolling interests	(41)	(53)	-23%
Net Income Attributable to Kimberly-Clark Corporation	$2,278	$2,166	+5%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$6.44	$6.03	+7%
Diluted	$6.40	$5.99	+7%

Cash Dividends Declared	$3.88	$3.68	+5%

Common Shares Outstanding	December 31
	2017	2016
Average diluted shares for twelve months ended	355.9	361.7

N.M. - Not Meaningful
2017 Data is Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2017
	As Reported	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Other (income) and expense, net	$27	$24	$3
Operating profit	812	(24)	836
Income before income taxes and equity interests	743	(24)	767
Provision for income taxes	(143)	85	(228)
Effective tax rate	19.2%	—	29.7%
Net income attributable to Kimberly-Clark Corporation	617	61	556
Diluted earnings per share(a)	1.75	0.17	1.57

	Three Months Ended December 31, 2016
	As Reported	Charges for 2014 Organization Restructuring	As Adjusted Non-GAAP
Cost of products sold	$2,866	$3	$2,863
Gross profit	1,678	(3)	1,681
Marketing, research and general expenses	821	17	804
Operating profit	839	(20)	859
Income before income taxes and equity interests	760	(20)	780
Provision for income taxes	(271)	5	(276)
Effective tax rate	35.7%	—	35.4%
Net income attributable to Kimberly-Clark Corporation	505	(15)	520
Diluted earnings per share(a)	1.40	(0.04)	1.45
(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2017
	As Reported	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Other (income) and expense, net	$27	$24	$3
Operating profit	3,299	(24)	3,323
Income before income taxes and equity interests	2,991	(24)	3,015
Provision for income taxes	(776)	85	(861)
Effective tax rate	25.9%	—	28.6%
Net income attributable to Kimberly-Clark Corporation	2,278	61	2,217
Diluted earnings per share	6.40	0.17	6.23

	Twelve Months Ended December 31, 2016
	As Reported	Charges for 2014 Organization Restructuring	Adjustment Related to Venezuelan Operations	As Adjusted Non-GAAP
Cost of products sold	$11,551	$6	$—	$11,545
Gross profit	6,651	(6)	—	6,657
Marketing, research and general expenses	3,326	32	—	3,294
Other (income) and expense, net	8	(3)	(11)	22
Operating profit	3,317	(35)	11	3,341
Income before income taxes and equity interests	3,009	(35)	11	3,033
Provision for income taxes	(922)	8	—	(930)
Effective tax rate	30.6%	—	—	30.7%
Net income attributable to Kimberly-Clark Corporation	2,166	(27)	11	2,182
Diluted earnings per share	5.99	(0.07)	0.03	6.03

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	December 31
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$616	$923
Accounts receivable, net	2,315	2,176
Inventories	1,790	1,679
Other current assets	490	337
Total Current Assets	5,211	5,115
Property, Plant and Equipment, Net	7,436	7,169
Investments in Equity Companies	233	257
Goodwill	1,576	1,480
Other Assets	695	581
TOTAL ASSETS	$15,151	$14,602

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$953	$1,133
Trade accounts payable	2,834	2,609
Accrued expenses	1,730	1,775
Dividends payable	341	329
Total Current Liabilities	5,858	5,846
Long-Term Debt	6,472	6,439
Noncurrent Employee Benefits	1,184	1,301
Deferred Income Taxes	395	532
Other Liabilities	299	309
Redeemable Preferred Securities of Subsidiaries	61	58
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	629	(102)
Noncontrolling Interests	253	219
Total Stockholders' Equity	882	117
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,151	$14,602

2017 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Operating Activities
Net income	$625	$518	$2,319	$2,219
Depreciation and amortization	184	177	724	705
Stock-based compensation	12	13	76	77
Deferred income taxes	(28)	(2)	(69)	(15)
Equity companies' earnings (in excess of) less than dividends paid	38	27	26	(4)
Operating working capital	6	185	(148)	334
Postretirement benefits	3	(54)	2	(50)
Other	23	7	(1)	(34)
Cash Provided by Operations	863	871	2,929	3,232
Investing Activities
Capital spending	(190)	(189)	(785)	(771)
Investments in time deposits	(91)	(88)	(214)	(221)
Maturities of time deposits	113	124	183	188
Other	(6)	(3)	(35)	72
Cash Used for Investing	(174)	(156)	(851)	(732)
Financing Activities
Cash dividends paid	(342)	(330)	(1,359)	(1,311)
Change in short-term debt	249	(71)	360	(908)
Debt proceeds	—	3	937	1,293
Debt repayments	(509)	(2)	(1,481)	(598)
Proceeds from exercise of stock options	7	10	121	107
Acquisitions of common stock for the treasury	(107)	(227)	(911)	(739)
Other	(39)	(31)	(88)	(29)
Cash Used for Financing	(741)	(648)	(2,421)	(2,185)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	13	(28)	36	(11)
Change in Cash and Cash Equivalents	(39)	39	(307)	304
Cash and Cash Equivalents - Beginning of Period	655	884	923	619
Cash and Cash Equivalents - End of Period	$616	$923	$616	$923

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2017	2016	Change	2017	2016	Change
NET SALES
Personal Care	$2,274	$2,248	+1%	$9,078	$9,046	—
Consumer Tissue	1,496	1,505	-1%	5,932	5,967	-1%
K-C Professional	803	779	+3%	3,208	3,150	+2%
Corporate & Other	9	12	N.M.	41	39	N.M.
TOTAL NET SALES	$4,582	$4,544	+1%	$18,259	$18,202	—

OPERATING PROFIT
Personal Care	$483	$495	-2%	$1,907	$1,857	+3%
Consumer Tissue	258	295	-13%	1,034	1,117	-7%
K-C Professional	151	146	+3%	633	603	+5%
Corporate & Other(a)	(53)	(79)	N.M.	(248)	(252)	N.M.
Other (income) and expense, net(a)	27	18	+50%	27	8	N.M.
TOTAL OPERATING PROFIT	$812	$839	-3%	$3,299	$3,317	-1%

(a)	Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2017
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition	Currency	Organic(b)
Personal Care	1	2	(3)	1	1	1	—
Consumer Tissue	(1)	(1)	(1)	—	—	2	(2)
K-C Professional	3	1	—	—	—	2	1
TOTAL CONSOLIDATED	1	—	(2)	1	—	1	(1)

	Twelve Months Ended December 31, 2017
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition	Currency	Organic(b)
Personal Care	—	1	(2)	1	—	1	(1)
Consumer Tissue	(1)	—	(1)	—	—	1	(1)
K-C Professional	2	1	(1)	—	—	1	1
TOTAL CONSOLIDATED	—	1	(1)	—	—	1	—

(a)	Total may not equal the sum of volume, net price, mix/other, acquisition and currency due to rounding.

(b)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2018

	Estimated Range
ESTIMATED FULL YEAR 2018 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.90	-	$7.20
Adjustment for charges related to the 2018 Global Restructuring Program	(3.00)	-	(2.70)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$3.90	-	$4.50

ESTIMATED FULL YEAR 2018 EFFECTIVE TAX RATE
Adjusted effective tax rate	23%	-	26%
Adjustment for charges related to the 2018 Global Restructuring Program	1	-	1
Effective tax rate	24%	-	27%

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]

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